Exhibit 5.1

Suite 2800 1100 Peachtree St. Atlanta GA 30309-4530 t 404 815 6500 f 404 815 6555

June 17, 2013

James River Coal Company

901 E. Byrd Street, Suite 1600

Richmond, Virginia 23219

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to James River Coal Corporation, a Virginia corporation (the “Company”), and each of the subsidiaries of the Company listed on Annex A attached hereto (the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Guarantors organized under the laws of Delaware are referred to herein as the “Delaware Guarantors”, and the Guarantors organized under the laws of North Carolina are referred to herein as the “North Carolina Guarantors” (together with the Delaware Guarantors referred to herein as the “Subject Guarantors”).

The Registration Statement relates to the issuance by the Company of up to an aggregate principal amount of $54,429,660 of newly-issued 10.00% Senior Convertible Notes Due 2018 (the “Exchange Notes”). The Indenture, dated as of May 22, 2013 (the “Indenture”), by and among the Company, the Guarantors party thereto and U.S. Bank National Association, as Trustee (the “Trustee”), provides for the guarantee of the Exchange Notes by each of the Guarantors to the extent set forth therein (the guarantees of the Guarantors are referred to herein as the “Guarantees”). The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for certain of (i) the issued and outstanding 3.125% Convertible Senior Notes Due 2018 of the Company under the Indenture dated as of March 29, 2011, by and among the Company and the Trustee, and (ii) the issued and outstanding 4.50% Convertible Senior Notes Due 2015 of the Company under the Indenture dated as of November 20, 2009, by and among the Company and the Trustee. Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

We have examined the Registration Statement and the Prospectus contained therein, the Indenture and the Guarantees and the form of Exchange Notes. We have also examined originals, or duplicates or certified or conformed copies, of such corporate and company records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary for purposes of the opinions hereinafter set forth including, but not limited to (i) the Amended and Restated Articles of Incorporation and Bylaws of the Company and the similar organizational documents of the Subject Guarantors, (ii) the minutes reflecting the resolutions of the Board of Directors of the Company adopted at a meeting held on May 12, 2013 and the Unanimous Written Consent of the Board of Directors of the Company dated June 13, 2013, and (iii) the unanimous written consents of the Board of Directors, Member(s) or General Partner, as applicable, of the Subject Guarantors, each dated May 22, 2013. As to questions of fact material to this opinion letter, we have relied upon certificates or comparable documents of public officials and upon oral or written statements and representations of officers and representatives of the Company and the Guarantors.

James River Coal Company

June 17, 2013

During the course of such examination and review, and in connection with furnishing the opinions set forth below, we have assumed (i) the truth, accuracy and completeness of all documents and records that we have reviewed, (ii) the genuineness of all signatures, (iii) the authority of the person or persons who executed any such documents on behalf of any person or entity (other than the Company or any of the Subject Guarantors), (iv) the legal capacity of all natural persons, (v) the authenticity of the documents submitted to us as originals, (vi) the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies, (vii) there has been no mutual mistake of fact or misunderstanding, or fraud, duress or undue influence, in connection with the negotiation, execution and delivery of the Indenture, the Guarantees contained therein, and the Exchange Notes and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability, (viii) each of the Guarantors (other than the Subject Guarantors) has the power and authority to enter into and perform its obligations under, and has duly authorized, executed and delivered the Indenture and the related Guarantees contained therein, (ix) the persons identified to us as officers of the Company and the Subject Guarantors are actually serving as such and that any certificates representing Exchange Notes will be properly executed by one or more such persons, and (x) there are and have been no usage of trade or course of prior dealings among the parties that would, in either case, define, supplement or qualify the terms of the Indenture, the Guarantees contained therein or the Exchange Notes. We have also assumed that (1) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (2) the Trustee had and has the power and authority to enter into and perform its obligations under, and has duly authorized, executed and delivered the Indenture, (3) the Indenture is the valid and legally binding obligation of the Trustee, and (4) the Exchange Notes will be duly authenticated by the Trustee in the manner provided in the Indenture. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter unless a reported decision of a federal court or a court in the applicable jurisdiction has established its constitutionality or invalidty.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.       The Indenture constitutes valid and binding obligations of the Company and each of the Guarantors, respectively, subject in each case to the effects of (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding preferential transferees), and (ii) general equitable principles (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding at law or in equity).

2.       The Exchange Notes and the Guarantees will constitute valid and binding obligations of the Company and each of the Guarantors, respectively, subject in each case to the effects of (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding preferential transferees), and (b) general equitable principles (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding at law or in equity). For purposes of this opinion, we have assumed that (i) the Registration Statement has become effective, (ii) the Exchange Notes have been duly executed on behalf of the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, and (iii) the Indenture has been qualified pursuant to the Trust Indenture Act of 1939, as amended.

James River Coal Company

June 17, 2013

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions expressed herein are limited to (i) the corporate laws of the Commonwealth of Virginia, (ii) the corporate, limited liability company and partnership laws of the state of Delaware, (iii) the corporate laws of the state of North Carolina, (iv) the laws of the state of New York and (v) the federal laws of the United States of America. We note that you are receiving separate opinions from (i) Wyatt Tarrant & Combs, LLP, as to matters concerning the valid existence, power and authority to enter into the Indenture (and the Guarantees contained therein) of the Guarantors organized under the laws of Kentucky and Tennessee, and (i) Jackson Kelly, PLLC, as to matters concerning the valid existence, power and authority to enter into the Indenture (and the Guarantees contained therein) of the Guarantors organized under the laws of West Virginia and Indiana, and we express no opinion as to the laws of Indiana, Kentucky, Tennessee or West Virginia. Further, we express no opinion as to whether any court of any jurisdiction will give effect to the governing law provisions set forth in the Indenture or the Exchange Notes.

The foregoing opinion is also subject to the following further assumptions and qualifications:

(a)       Provisions in the Indenture that provide that the Guarantor’s liability thereunder shall not be affected by actions or failures to act on the part of the recipient of the Guarantees or by amendments or waivers of provisions of documents governing the guaranteed obligations might not be enforceable under circumstances in which such actions, failures to act, amendments or waivers so radically change the essential nature of the terms and conditions of the guaranteed obligations that, in effect, a new contract has arisen between such recipient and the primary obligor on whose behalf the Guarantees were issued.

(b)       For purposes of our opinion as to the validity, binding effect and enforceability of the Guarantees, we have assumed that consideration that is fair and sufficient to support the agreements of, and the Guarantees granted by, each of the Guarantors under the Indenture has been and would be deemed by a court of competent jurisdiction to have been duly received by each Guarantor.

(c)       We express no opinion as to the validity or enforceability of any provision in the Exchange Notes, the Indenture and the Guarantees therein:

(i)	relating to indemnification, contribution or exculpation in connection with violations of any securities laws or statutory duties or public policy, or in connection with willful, reckless or unlawful acts or gross negligence of the indemnified or exculpated party or the party receiving contribution;

(ii)	relating to exculpation of any party in connection with its own negligence that a court would determine in the circumstances under applicable law to be unfair or insufficiently explicit;

James River Coal Company

June 17, 2013

(iii)	relating to choice of governing law to the extent that the enforceability of any such provision is to be determined by any court other than a court of the State of New York;

(iv)	specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such documents; or

(v)	giving any person or entity the power to accelerate obligations without any notice to the Company or the Guarantors.

(d)       Our opinions as to validity or enforceability are subject to the effect of generally applicable rules of law that:

(i)	limit the availability of a remedy under certain circumstances when another remedy has been elected;

(ii)	may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;

(iii)	govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs; or

(iv)	may, in the absence of an effective waiver or consent, discharge or release, provide a defense to a guarantor as a result of (a) any material modification of the guaranteed obligations or (b) any other cause or circumstance that would operate as a discharge or release of, or defense available to, a guarantor or surety as a matter of law (including judicial decisions).

(e)       We express no opinion as to the enforceability of (i) any purported waiver, release, variation, disclaimer, consent or other agreement to similar effect (all of the foregoing, collectively, a “Waiver”) by the Company or any Guarantor to the extent limited by applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under and is not prohibited by or void or invalid under applicable law (including judicial decisions) or (ii) any Waiver in the Exchange Notes or the Guarantees contained in the Indenture insofar as it relates to causes or circumstances that would operate as a discharge or release of, or defense available to, any issuer thereunder as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under and is not prohibited by or void or invalid under applicable law (including judicial decisions).

(f)       We express no opinion as to the application of, and our opinions above are subject to the effect, if any, of, any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation or preferential transfer law, any applicable bulk sale or transfer law and any law governing the liquidation or dissolution of, or the distribution of assets of, any person or entity (including, without limitation, any law relating to the payment of dividends or other distributions on capital stock or the repurchase of capital stock).

James River Coal Company

June 17, 2013

(g)       We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any suit relating to the Exchange Notes, the Indenture and the Guarantees contained therein which may be brought by any person who is not a citizen of the United States or organized under the laws thereof or of one of the states thereof.

We express no opinion as to the compliance or noncompliance, or the effect of the compliance or noncompliance, of the addressee with any state or federal laws or regulations applicable to it by reason of its status as or affiliation with a federally insured depository institution.

This opinion is given as of the later of the date hereof or the effective date of the Registration Statement, and no further statement, consent or acknowledgement by us shall be necessary for the extension of our opinions to the effective date of the Registration Statement if it proves to be later than the date of this letter. However, we expressly disclaim any obligation to advise you after the effective date of facts or circumstances that come to our attention or changes in law that occur that could affect the opinions contained herein.

This opinion letter is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5) of the Commission’s Regulation S-K. We hereby consent to the reference to our name under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement, and any amendments or supplements thereto, and further consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

Sincerely,

KILPATRICK TOWNSEND & STOCKTON LLP

By: /s/ David A. Stockton

      David A. Stockton, a Partner

Annex A

Guarantors

Guarantors	State or other jurisdiction of incorporation or organization
BDCC Holding Company, Inc.	Delaware
Bell County Coal Corporation	Delaware
Bledsoe Coal Corporation	Kentucky
Bledsoe Coal Leasing Company	Delaware
Blue Diamond Coal Company	Delaware
Buck Branch Resources LLC	Kentucky
Chafin Branch Coal Company, LLC	West Virginia
Eolia Resources, Inc.	North Carolina
Hampden Coal Company, LLC	West Virginia
International Resource Partners LP	Delaware
International Resources, LLC	West Virginia
International Resource Holdings I LLC	Delaware
International Resource Holdings II LLC	Delaware
IRP GP Holdco LLC	Delaware
IRP Kentucky LLC	Kentucky
IRP LP Holdco Inc.	Delaware
IRP WV Corp.	Delaware
James River Coal Sales, Inc.	Delaware
James River Coal Service Company	Kentucky
James River Escrow Inc.	Delaware
Johns Creek Coal Company	Tennessee
Johns Creek Elkhorn Coal Corporation	Delaware
Johns Creek Processing Company	Delaware
Laurel Mountain Resources LLC	Kentucky
Leeco, Inc.	Kentucky
Logan & Kanawha Coal Co., LLC	West Virginia
McCoy Elkhorn Coal Corporation	Kentucky
Rockhouse Creek Development LLC	West Virginia
Shamrock Coal Company, Incorporated	Delaware
Snap Creek Mining, LLC	West Virginia
Triad Mining Inc.	Indiana
Triad Underground Mining, LLC	Indiana
Jellico Mining, LLC	Kentucky